Exhibit 99.1

SpartanNash Announces First Quarter Fiscal 2018 Financial Results

Net Sales Increase Driven by Growth in Food Distribution and Military Segments of 3.7% and 3.2%, Respectively

Reported First Quarter EPS from Continuing Operations of $0.34 per Diluted Share; Adjusted First Quarter EPS from Continuing Operations of $0.55 per Diluted Share

GRAND RAPIDS, MICHIGAN – May 29, 2018 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 16-week first quarter ended April 21, 2018.

Consolidated net sales for the first quarter increased $31.4 million, or 1.3%, to $2.39 billion from $2.35 billion in the prior year quarter(1). The increase in net sales was driven by continued sales growth in the food distribution and military segments of 3.7% and 3.2%, respectively, partially offset by lower sales at retail.

“We are pleased with our performance in the first quarter and continued resilience in a challenging and evolving landscape,” said David Staples, President and Chief Executive Officer. “Once again, we delivered on our financial and strategic objectives and remain on track to achieve our guidance for the year. Sales were driven by strong growth in the food distribution and military segments as we benefited from our key initiatives to drive sales with both new and existing customers. At retail, we also continue to implement a number of innovative concepts, which contributed to a sequential improvement in comparable store sales this quarter. Early in the first quarter, we cycled the acquisition of Caito (Caito Foods Service) and BRT (Blue Ribbon Transport), and are pleased to report that with the management team and systems now in place at Caito, we are experiencing improved trends in both productivity and profitability.”

Gross profit for the first quarter of fiscal 2018 was $343.2 million, or 14.4% of net sales, compared to $357.4 million, or 15.2% of net sales, in the prior year quarter. The lower gross profit was due a change in the timing of certain supplier programs, a shift in sales mix to the food distribution and military segments, and margin investments within certain retail segment categories.

Reported operating expenses for the first quarter were $317.5 million, or 13.3% of net sales, compared to $327.8 million, or 13.9% of net sales, in the prior year quarter. The decrease in expenses as a rate to sales compared to the prior year quarter was primarily attributable to the mix of business operations, lower healthcare and incentive compensation costs, and reduced merger/acquisition and integration expenses. The decreases in operating expenses were partially offset by higher restructuring costs associated with the Company’s retail store rationalization plans and increased transportation costs within the food distribution and military segments, characteristic of the industry as a whole. First quarter operating expenses would have been $308.8 million, or 12.9% of net sales, compared to $318.9 million, or 13.5% of net sales, in the prior year quarter, if adjustments primarily related to restructuring, merger/acquisition and integration, and Caito Fresh Kitchen start-up costs were excluded from both periods.  The Caito Fresh Kitchen operations were no longer treated as start-up after the second period of fiscal 2018.

The Company reported operating earnings of $25.7 million compared to $29.6 million in the prior year quarter. The decrease was primarily attributable to restructuring and asset impairment charges, the margin impacts noted previously, as well as higher transportation costs compared to the prior year, partially offset by the lower operating expenses outlined above. Non-GAAP adjusted operating earnings(2) were $35.8 million compared to $38.5 million in the prior year quarter due to the factors mentioned previously. Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP.

Adjusted EBITDA(3) was $67.2 million compared to $70.2 million in the prior year quarter due to the factors mentioned above.

The Company reported first quarter earnings from continuing operations of $12.4 million, or $0.34 per diluted share, compared to $15.1 million, or $0.40 per diluted share, in the prior year quarter. The decrease reflects the previously mentioned factors as well as higher interest expense associated with the Company’s borrowings, partially offset by lower income tax expense resulting from significant changes to U.S. federal tax law. Adjusted earnings from continuing operations(4) for the first quarter were $20.0 million compared to $20.7 million in the prior year quarter, representing $0.55 per diluted share in both periods. Adjusted earnings from continuing operations exclude net after-tax charges of $0.21 per diluted share in the current year and $0.15 per diluted share in the prior year quarter primarily related to restructuring, merger/acquisition and integration, and Caito Fresh Kitchen start-up costs in both periods and a retirement stock compensation award in the prior year quarter.

Food Distribution Segment

Net sales for the food distribution segment increased $41.1 million, or 3.7%, to $1.16 billion from $1.11 billion in the prior year quarter, primarily due to sales growth from existing customers.

Reported operating earnings for the food distribution segment were $24.5 million compared to $25.3 million in the prior year quarter. The decrease in reported operating earnings was primarily attributable to the shift in timing of supplier programs and higher transportation costs, partially offset by lower merger/acquisition and integration expenses, improvement in Caito operations and lower incentive compensation. First quarter adjusted operating earnings(5) were $29.5 million compared to $33.1 million in the prior year quarter and decreased for the factors noted previously. First quarter adjusted operating earnings in the current year exclude $5.0 million of pre-tax charges primarily related to merger/acquisition and integration, Fresh Kitchen start-up activities and an asset impairment charge related to certain discontinued warehouse equipment in connection with ongoing efficiency initiatives. Adjusted operating earnings in the prior year quarter exclude $7.8 million of pre-tax charges primarily related to similar activities.

Military Segment

Net sales for the military segment increased $20.3 million, or 3.2%, to $663.6 million from $643.3 million in the prior year quarter. The increase was primarily due to new commissary business in the Southwest and incremental volume from the private brand program, partially offset by lower comparable sales at Defense Commissary Agency (“DeCA”) operated locations.

Reported operating earnings for the military segment increased to $1.5 million from $0.9 million in the prior year quarter. The increase was primarily attributable to margin improvements and lower healthcare costs, partially offset by higher transportation expenses. First quarter adjusted operating earnings(5) increased to $1.6 million from $1.0 million in the prior year quarter.

Retail Segment

Net sales for the retail segment were $566.2 million in the first quarter compared to $596.2 million in the prior year quarter. The decrease in net sales was primarily attributable to $21.3 million in lower sales resulting from the closure and sale of retail stores, as well as a 2.2% decrease in comparable store sales, which exclude fuel. These decreases were partially offset by higher fuel prices compared to the prior year quarter.

The Company reported an operating loss of $0.3 million for the retail segment compared to reported operating earnings of $3.4 million in the prior year quarter. The decrease in reported operating earnings was primarily attributable to lower comparable store sales, investments in margin and higher restructuring charges in connection with store closures compared to the prior year quarter. These amounts were partially offset by lower healthcare costs and the closure of underperforming stores. Adjusted operating earnings(5) increased to $4.7 million from $4.4 million in the prior year quarter due to the factors mentioned previously. First quarter adjusted operating earnings(5) in the current and prior year exclude $5.0 million and $1.0 million, respectively, of pre-tax charges primarily associated with restructuring activities.

During the first quarter, as part of its retail store rationalization plan, the Company closed three retail stores, ending the quarter with 142 corporate owned retail stores compared to 153 stores in the prior year quarter.

Balance Sheet and Cash Flow

Cash flow provided by operating activities for the first quarter was $60.4 million, compared to $10.3 million used in operating activities in the prior year quarter. The change was primarily due to the timing of working capital requirements, particularly changes in accounts receivable and inventory, compared to the prior year quarter.

As previously announced, the Board of Directors authorized an increase in the regular quarterly dividend of 9.1 percent, to $0.18 per share, beginning in the first quarter of 2018.

During the first quarter, the Company also repurchased 952,108 shares of its common stock for approximately $20.0 million. As of April 21, 2018, the Company had $45.0 million available for future repurchases.

Outlook

Mr. Staples continued, “We continue to be pleased with our ability to grow sales volumes, specifically in the food distribution and military segments, as we enhance and develop new and innovative solutions for our customers. This innovative spirit and our team’s ability to attract new customers, as well as help existing accounts grow, has us excited about our prospects for 2018 and beyond. In our food distribution segment, we are making investments to optimize our network and better serve our customers, and as a result, we anticipate incremental sales with our high-growth food distribution customers. We are also excited about the progress made to date with our food processing operations and look forward to realizing additional sales volume over the remainder of the year. In our military segment, new commissary business in the Southwest will benefit sales comparisons for the first half of 2018 and the ongoing expansion of the DeCA private brand program will also drive sales growth. We continue to expect that our retail stores’ comparable sales trends will improve to slightly negative to flat by the end of the year as our stores benefit from several of our innovative concepts and initiatives. While higher transportation costs are expected to remain a headwind, we are working to mitigate the impact across all segments. We believe that our strategic initiatives combined with the strength and stability of our extensive distribution network will enable continued growth.”

The Company is updating its guidance for the first half of fiscal 2018 and reaffirming its guidance for the full year fiscal 2018. For the first half, the Company expects adjusted earnings per share to be below the prior year adjusted earnings per share of $1.15. The Company anticipates that results will be $0.02 to $0.06 below the prior year due to the shift in timing of certain supplier programs, a delay in the launch of a significant new customer program and a challenging retail environment, partially offset by the Company’s sustained sales growth, the benefits of tax reform and sequential improvements in Caito operations.

For fiscal 2018, the Company anticipates adjusted earnings per share from continuing operations(6) of approximately $2.20 to $2.32, excluding merger/acquisition and integration expenses, restructuring charges and other adjusted items of $8.0 million to $10.0 million, compared to $2.10 in the prior year. The Company anticipates that reported earnings from continuing operations will be in the range of approximately $1.98 to $2.10 per diluted share, compared to a loss from continuing operations of $(1.41) per diluted share in the prior year. The adjusted and reported guidance reflects an effective tax rate of 23.5 percent to 24.5 percent for fiscal 2018.

The Company continues to expect capital expenditures for fiscal year 2018 to be in the range of $60.0 million to $70.0 million, with depreciation and amortization of approximately $80.0 million to $88.0 million, and total interest expense is now expected to be approximately $26.0 million to $28.0 million.

Conference Call

A telephone conference call to discuss the Company’s first quarter of fiscal 2018 financial results is scheduled for Wednesday, May 30, 2018 at 8:00 a.m. ET. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to independent grocery retailers, national accounts, its corporate owned retail stores and U.S. military commissaries and exchanges. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Italy, Bahrain, Djibouti and Egypt. SpartanNash currently operates 142 supermarkets, primarily under the banners of Family Fare Supermarkets, D&W Fresh Market, VG’s Grocery, Dan’s Supermarket and Family Fresh Market. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "outlook," "believe," "anticipates," "continue," "expects," "guidance," "trend," “on track,” “encouraged” or "plan" or similar expressions. The statements in the “Outlook” section of this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, the Company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(1) Net sales reflect the adoption of the new revenue recognition standard on the first day of the current quarter, December 31, 2017. Under the new accounting standard, certain contracts in the food distribution segment are reported on a net basis compared to previously being reported on a gross basis. As the new accounting standard was adopted on a full retrospective basis, the aforementioned amounts refer to the prior period’s results as if the new revenue recognition standard was in effect in both periods. The decreases to net sales and cost of sales were $48.8 million for the period ended April 22, 2017.

(2) A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided below.

(3) A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided below.

(4) A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided below.

(5) A reconciliation of operating (loss) earnings to adjusted operating earnings by segment, a non-GAAP financial measure, is provided below.

(6) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided below.

Investor Contacts:	Mark Shamber	Chief Financial Officer and Executive Vice President	(616) 878-8023
	Katie Turner	Partner, ICR	(646) 277-1228

Media Contact:	Meredith Gremel	Vice President Corporate Affairs and Communications	(616) 878-2830

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	16 Weeks Ended
	April 21,	April 22,
(In thousands, except per share amounts)	2018	2017
Net sales	$2,385,073	$2,353,702
Cost of sales	2,041,859	1,996,326
Gross profit	343,214	357,376

Operating expenses
Selling, general and administrative	309,058	322,779
Merger/acquisition and integration	2,206	4,017
Restructuring charges and asset impairment	6,202	1,021
Total operating expenses	317,466	327,817

Operating earnings	25,748	29,559

Other expenses and (income)
Interest expense	8,778	7,315
Other, net	(225)	(190)
Total other expenses, net	8,553	7,125

Earnings before income taxes and discontinued operations	17,195	22,434
Income tax expense	4,760	7,369
Earnings from continuing operations	12,435	15,065

Loss from discontinued operations, net of taxes	(92)	(40)
Net earnings	$12,343	$15,025

Basic earnings per share:
Earnings from continuing operations	$0.34	$0.40
Loss from discontinued operations	—	—
Net earnings	$0.34	$0.40

Diluted earnings per share:
Earnings from continuing operations	$0.34	$0.40
Loss from discontinued operations	—	—
Net earnings	$0.34	$0.40

Weighted average shares outstanding:
Basic	36,186	37,692
Diluted	36,197	37,756

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	April 21,	April 22,
(In thousands)	2018	2017
Assets
Current assets
Cash and cash equivalents	$17,167	$19,516
Accounts and notes receivable, net	330,254	342,364
Inventories, net	577,508	539,908
Prepaid expenses and other current assets	47,144	42,878
Property and equipment held for sale	13,093	—
Total current assets	985,166	944,666

Property and equipment, net	582,434	628,047
Goodwill	178,648	367,497
Intangible assets, net	132,565	131,376
Other assets, net	138,124	109,029

Total assets	$2,016,937	$2,180,615

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$356,534	$370,682
Accrued payroll and benefits	57,317	60,449
Other accrued expenses	43,034	40,967
Current maturities of long-term debt and capital lease obligations	7,628	17,404
Total current liabilities	464,513	489,502

Long-term liabilities
Deferred income taxes	49,372	132,374
Postretirement benefits	15,944	16,433
Other long-term liabilities	41,697	42,592
Long-term debt and capital lease obligations	733,367	658,261
Total long-term liabilities	840,380	849,660

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 35,923 and 37,860 shares outstanding	481,286	529,235
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(15,052)	(11,412)
Retained earnings	245,810	323,630
Total shareholders’ equity	712,044	841,453

Total liabilities and shareholders’ equity	$2,016,937	$2,180,615

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	16 Weeks Ended
(In thousands)	April 21, 2018	April 22, 2017
Cash flow activities
Net cash provided by (used in) operating activities	$60,381	$(10,291)
Net cash used in investing activities	(20,933)	(232,893)
Net cash (used in) provided by financing activities	(37,863)	238,297
Net cash (used in) provided by discontinued operations	(85)	52
Net increase (decrease) in cash and cash equivalents	1,500	(4,835)
Cash and cash equivalents at beginning of the period	15,667	24,351
Cash and cash equivalents at end of the period	$17,167	$19,516

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating (Loss) Earnings by Segment

(Unaudited)

	16 Weeks Ended
(In thousands)	April 21, 2018		April 22, 2017
Food Distribution Segment:
Net sales	$1,155,211	48.5%	$1,114,148	47.4%
Operating earnings	24,521		25,272
Military Segment:
Net sales	663,620	27.8%	643,313	27.3%
Operating earnings	1,513		880
Retail Segment:
Net sales	566,242	23.7%	596,241	25.3%
Operating (loss) earnings	(286)		3,407
Total:
Net sales	$2,385,073	100.0%	$2,353,702	100.0%
Operating earnings	25,748		29,559

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 21, 2018	April 22, 2017
Net earnings	$12,343	$15,025
Loss from discontinued operations, net of tax	92	40
Income tax expense	4,760	7,369
Other expenses, net	8,553	7,125
Operating earnings	25,748	29,559
Adjustments:
LIFO expense	1,540	1,590
Depreciation and amortization	25,018	25,080
Merger/acquisition and integration	2,206	4,017
Restructuring charges and goodwill/asset impairment	6,202	1,021
Fresh Kitchen start-up costs (1)	1,366	2,748
Stock-based compensation	5,290	6,352
Other non-cash gains	(199)	(222)
Adjusted EBITDA	$67,171	$70,145
Reconciliation of operating earnings (loss) to adjusted EBITDA by segment:
Food Distribution:
Operating earnings	$24,521	$25,272
Adjustments:
LIFO expense	766	883
Depreciation and amortization	9,321	8,602
Merger/acquisition and integration	2,195	3,847
Restructuring charges and asset impairment	1,260	599
Fresh Kitchen start-up costs (1)	1,366	2,748
Stock-based compensation	2,526	2,961
Other non-cash charges	215	46
Adjusted EBITDA	$42,170	$44,958
Military:
Operating earnings	$1,513	$880
Adjustments:
LIFO expense	424	308
Depreciation and amortization	3,678	3,439
Merger/acquisition and integration	4	—
Stock-based compensation	805	962
Other non-cash gains	(71)	(2)
Adjusted EBITDA	$6,353	$5,587
Retail:
Operating (loss) earnings	$(286)	$3,407
Adjustments:
LIFO expense	350	399
Depreciation and amortization	12,019	13,039
Merger/acquisition and integration	7	170
Restructuring charges and goodwill/asset impairment	4,942	422
Stock-based compensation	1,959	2,429
Other non-cash gains	(343)	(266)
Adjusted EBITDA	$18,648	$19,600

(1)  Fresh Kitchen operations were no longer treated as start-up beginning in period three of fiscal 2018.

The Company believes that adjusted EBITDA provides a meaningful representation of its operating performance for the Company as a whole and for its operating segments. The Company considers adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted EBITDA and adjusted EBITDA by segment are performance measures that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for both management and its investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted EBITDA format.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating (Loss) Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 21, 2018	April 22, 2017
Operating earnings	$25,748	$29,559
Adjustments:
Merger/acquisition and integration	2,206	4,017
Restructuring charges and asset impairment	6,202	1,021
Fresh Kitchen start-up costs (1)	1,366	2,748
Stock compensation associated with executive retirement	—	1,172
Severance associated with cost reduction initiatives	274	3
Adjusted operating earnings	$35,796	$38,520
Reconciliation of operating earnings to adjusted operating earnings by segment:
Food Distribution:
Operating earnings	$24,521	$25,272
Adjustments:
Merger/acquisition and integration	2,195	3,847
Restructuring charges and asset impairment	1,260	599
Fresh Kitchen start-up costs (1)	1,366	2,748
Stock compensation associated with executive retirement	—	591
Severance associated with cost reduction initiatives	193	1
Adjusted operating earnings	$29,535	$33,058
Military:
Operating earnings	$1,513	$880
Adjustments:
Merger/acquisition and integration	4	—
Stock compensation associated with executive retirement	—	147
Severance associated with cost reduction initiatives	52	1
Adjusted operating earnings	$1,569	$1,028
Retail:
Operating (loss) earnings	$(286)	$3,407
Adjustments:
Merger/acquisition and integration	7	170
Restructuring charges and asset impairment	4,942	422
Stock compensation associated with executive retirement	—	434
Severance associated with cost reduction initiatives	29	1
Adjusted operating earnings	$4,692	$4,434

(1) Fresh Kitchen operations were no longer treated as start-up beginning in period three of fiscal 2018.

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted operating earnings provide a meaningful representation of its operating performance for the Company as a whole and for its operating segments. The Company considers adjusted operating earnings as an additional way to measure operating performance on an ongoing basis. Adjusted operating earnings is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted operating earnings and adjusted operating earnings by segment are performance measures that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for both management and its investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted operating earnings format.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
	April 21, 2018		April 22, 2017
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings from continuing operations	$12,435	$0.34	$15,065	$0.40
Adjustments:
Merger/acquisition and integration	2,206		4,017
Restructuring charges and asset impairment	6,202		1,021
Fresh Kitchen start-up costs (1)	1,366		2,748
Stock compensation associated with executive retirement	—		1,172
Severance associated with cost reduction initiatives	274		3
Total adjustments	10,048		8,961
Income tax effect on adjustments (2)	(2,437)		(3,362)
Total adjustments, net of taxes	7,611	0.21	5,599	0.15
Adjusted earnings from continuing operations	$20,046	$0.55	$20,664	$0.55

(1)  Fresh Kitchen operations were no longer treated as start-up beginning in period three of fiscal 2018.

(2)  The income tax effect on adjustments is computed by applying the applicable tax rate to the adjustment.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted earnings from continuing operations provide a meaningful representation of its operating performance for the Company. The Company considers adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted earnings from continuing operations is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for both management and its investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital

Lease Obligations

(A Non-GAAP Financial Measure)

(Unaudited)

	April 21,	December 30,
(In thousands)	2018	2017
Current maturities of long-term debt and capital lease obligations	$7,628	$9,196
Long-term debt and capital lease obligations	733,367	740,755
Total debt	740,995	749,951
Cash and cash equivalents	(17,167)	(15,667)
Total net long-term debt	$723,828	$734,284

Notes: Total net debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Total net debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending December 29, 2018
	Low	High
Earnings from continuing operations	$1.98	$2.10
Adjustments, net of taxes:
Merger/acquisition and integration expenses	0.07	0.07
Restructuring and asset impairment	0.11	0.11
Fresh Kitchen start-up costs	0.03	0.03
Severance associated with cost reduction initiatives	0.01	0.01
Adjusted earnings from continuing operations	$2.20	$2.32